EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington (212) 575-4545 / (917) 346-6123

EMCOR GROUP, INC. REPORTS SECOND QUARTER RESULTS

- Record Quarterly Revenues of $1.93 Billion, 17.0% Increase Year-over-Year -
- Record Quarterly Diluted EPS from Continuing Operations of $0.92 -
- Total Backlog of $3.81 Billion; 5.1% Increase Year-over-Year -
- Increases 2016 Revenue Guidance and Diluted EPS Guidance Range -

NORWALK, CONNECTICUT, July 28, 2016 - EMCOR Group, Inc. (NYSE: EME) today reported results for the second quarter ended June 30, 2016.

For the second quarter of 2016, net income from continuing operations attributable to EMCOR was $56.5 million, or $0.92 per diluted share, compared to $47.0 million, or $0.74 per diluted share, in the second quarter of 2015. Included in net income from continuing operations attributable to EMCOR for the second quarter of 2016 were transaction expenses of $1.7 million after tax, or $0.03 per diluted share, related to the acquisition of Ardent Services, L.L.C. and Rabalais Constructors, LLC (collectively, “Ardent”), which was completed on April 15, 2016. Excluding these transaction expenses, non-GAAP net income from continuing operations attributable to EMCOR in the second quarter of 2016 was $58.1 million, or $0.95 per diluted share. Revenues for the second quarter of 2016 were $1.93 billion, an increase of 17.0% compared to revenues of $1.65 billion for the second quarter of 2015.

Operating income for the second quarter of 2016 was $92.3 million, or 4.8% of revenues, compared to operating income of $77.7 million, or 4.7% of revenues, for the second quarter of 2015. Included in operating income for the second quarter of 2016 were pre-tax transaction expenses of $2.8 million related to the Ardent acquisition. Excluding these expenses, non-GAAP operating income for the second quarter of 2016 was $95.0 million, or 4.9% of revenues.

Selling, general and administrative expenses for the second quarter of 2016 were $181.8 million, or 9.4% of revenues, compared to $161.4 million, or 9.8% of revenues, in the year ago period.

EMCOR Reports Second Quarter Results	Page 2

The Company's income tax rate in the second quarter of 2016 was 36.8%, compared to an income tax rate of 38.0% in the year ago period.

Backlog as of June 30, 2016 was $3.81 billion, a 5.1% increase compared to backlog of $3.62 billion at the end of the second quarter of 2015. Domestic backlog grew $201.7 million year-over-year, while backlog in the UK Building Services segment decreased $16.7 million year-over-year primarily driven by the negative impact of foreign currency translation. Year-over-year growth in backlog in the U.S. Mechanical Construction and U.S. Building Services segments more than offset declines in the U.S. Industrial Services and U.S. Electrical Construction segments. From an end market perspective, backlog growth in the commercial, industrial, water and wastewater and hospitality markets was partially offset by declines in the healthcare, institutional and transportation sectors.

Tony Guzzi, President and Chief Executive Officer of EMCOR, commented, “The second quarter was a record second quarter for revenues, operating income and diluted earnings per share from continuing operations, building upon an already strong start in 2016. Organic revenue growth was over 12%, when compared to the second quarter of 2015, with increases across all domestic segments, further bolstered by our recent acquisitions. Solid revenue growth combined with strong execution drove a 22.3% increase in proforma operating income and a greater than seven fold increase in operating cash flow year-over-year. Additionally, despite significant revenue growth, backlog increased by 5.1% compared to June 30, 2015, and we maintained a book to bill of almost 1.0 for the quarter.”

Mr. Guzzi added, “Our U.S. Industrial Services segment exhibited exceptional performance with 48% organic revenue growth, nearly doubling the segment’s strong operating income from the comparable year ago period. Our performance was driven by strength in our field-based specialty services work, including large project activity, which offset continued weakness in our new build heat exchanger business. Our U.S. Mechanical Construction segment continued positive momentum, delivering double-digit organic revenue and operating income growth for the third consecutive quarter compared to the year ago period. Revenues in our U.S. Electrical Construction segment were also strong with high-single-digit organic revenue growth and solid contributions from the Ardent acquisition. However, operating income for the segment was negatively impacted by a significant write-down on a transportation project. Our U.S. Building Services segment performed well on the top line and delivered operating margins of 4.0%. Lastly, our UK business delivered another good quarter with strong revenue and mid-teen growth in operating income despite the impact of continued foreign exchange headwinds.”

EMCOR Reports Second Quarter Results	Page 3

Mr. Guzzi concluded, “We are pleased by our performance in the first half of the year and are encouraged by our prospects for continued growth in 2016 and beyond. The second quarter marks the fourth consecutive quarter that we have grown our backlog year-over-year while delivering robust revenue growth. For the second time this year, we are raising our full year 2016 guidance for revenue and diluted earnings per share from continuing operations, excluding transaction expenses related to the Ardent acquisition, to reflect better than expected performance in our domestic construction and industrial services segments. Notwithstanding having completed two acquisitions in the first half of 2016, we continue to seek out opportunities that will expand the breadth of our service offerings and our geographic reach. This is supported by a healthy balance sheet, which positions us well to continue to capitalize on both organic and acquisition growth opportunities and return capital to our shareholders.”

Revenues for the first six months of 2016 totaled $3.68 billion, an increase of 13.5% compared to $3.24 billion for the first six months of 2015. Net income from continuing operations attributable to EMCOR for the first six months of 2016 was $90.9 million, or $1.48 per diluted share, compared to $80.2 million, or $1.26 per diluted share, for the first six months of 2015. Included in net income from continuing operations attributable to EMCOR for the first six months of 2016 were transaction expenses of $2.3 million after tax, or $0.04 per diluted share, related to the acquisition of Ardent. Excluding these transaction expenses, non-GAAP net income from continuing operations attributable to EMCOR in the first six months of 2016 was $93.2 million, or $1.52 per diluted share.

Operating income for the first six months of 2016 was $147.9 million, or 4.0% of revenues, compared to $133.0 million, or 4.1% of revenues, in the first six months of 2015. Included in operating income for the first six months of 2016 were pre-tax transaction expenses of $3.8 million related to the acquisition of Ardent. Excluding these transaction expenses, non-GAAP operating income in the first six months of 2016 was $151.7 million, or 4.1% of revenues. SG&A totaled $349.2 million, or 9.5% of revenues, compared to $323.0 million, or 10.0% of revenues, in the first six months of 2015.

Based on the expected contributions from recent acquisitions, the current size and mix of backlog and assuming continued improvement in market conditions, EMCOR now expects full year 2016 revenues to be approximately $7.4 billion, an increase from the previous estimate of $7.2 billion, and full year 2016 diluted earnings per share from continuing operations, excluding transaction expenses related to the Ardent acquisition, to now be in the range of $2.90 to $3.10, up from a previous range of $2.75 to $3.00.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income from continuing operations attributable to EMCOR and non-GAAP diluted earnings per share from continuing operations to the comparable GAAP figures.

EMCOR Reports Second Quarter Results	Page 4

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com.

EMCOR Group's second quarter conference call will be available live via internet broadcast today, Thursday, July 28, at 10:30 AM Eastern Daylight Time. The live call may be accessed through the Company's website at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2015 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Revenues	$1,933,416	$1,652,585	$3,678,386	$3,241,772
Cost of sales	1,658,675	1,413,058	3,180,537	2,785,316
Gross profit	274,741	239,527	497,849	456,456
Selling, general and administrative expenses	181,811	161,391	349,213	322,982
Restructuring expenses	641	433	732	441
Operating income	92,289	77,703	147,904	133,033
Interest expense	(3,118)	(2,208)	(5,494)	(4,424)
Interest income	192	182	357	358
Income from continuing operations before income taxes	89,363	75,677	142,767	128,967
Income tax provision	32,911	28,727	51,880	48,952
Income from continuing operations	56,452	46,950	90,887	80,015
Loss from discontinued operation, net of income taxes	(1,097)	(114)	(1,178)	(469)
Net income including noncontrolling interests	55,355	46,836	89,709	79,546
Less: Net loss attributable to noncontrolling interests	25	13	19	152
Net income attributable to EMCOR Group, Inc.	$55,380	$46,849	$89,728	$79,698

Basic earnings (loss) per common share:
From continuing operations	$0.93	$0.75	$1.49	$1.27
From discontinued operation	$(0.02)	$(0.00)	$(0.02)	$(0.01)

Diluted earnings (loss) per common share:
From continuing operations	$0.92	$0.74	$1.48	$1.26
From discontinued operation	$(0.02)	$(0.00)	$(0.02)	$(0.01)

Weighted average shares of common stock outstanding:
Basic	60,808,502	62,809,699	60,854,781	62,932,295
Diluted	61,204,221	63,330,253	61,276,278	63,468,622

Dividends declared per common share	$0.08	$0.08	$0.16	$0.16

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$443,019	$486,831
Accounts receivable, net	1,448,323	1,359,862
Costs and estimated earnings in excess of billings on uncompleted contracts	139,906	117,734
Inventories	41,946	37,545
Prepaid expenses and other	68,714	64,140
Total current assets	2,141,908	2,066,112
Investments, notes and other long-term receivables	7,668	8,359
Property, plant & equipment, net	128,376	122,018
Goodwill	979,339	843,170
Identifiable intangible assets, net	510,723	472,834
Other assets	32,352	30,164
Total assets	$3,800,366	$3,542,657
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$17,354	$17,541
Accounts payable	450,646	488,251
Billings in excess of costs and estimated earnings on uncompleted contracts	465,135	429,235
Accrued payroll and benefits	268,710	268,033
Other accrued expenses and liabilities	190,816	209,361
Total current liabilities	1,392,661	1,412,421
Borrowings under revolving credit facility	220,000	—
Long-term debt and capital lease obligations	289,841	297,559
Other long-term obligations	361,365	352,621
Total liabilities	2,263,867	2,062,601
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,535,223	1,476,711
Noncontrolling interests	1,276	3,345
Total equity	1,536,499	1,480,056
Total liabilities and equity	$3,800,366	$3,542,657

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2016 and 2015
(In thousands) (Unaudited)

	2016	2015
Cash flows - operating activities:
Net income including noncontrolling interests	$89,709	$79,546
Depreciation and amortization	19,265	17,942
Amortization of identifiable intangible assets	20,011	18,951
Provision for doubtful accounts	4,478	477
Deferred income taxes	1,734	1,406
Excess tax benefits from share-based compensation	(1,818)	(1,038)
Equity income from unconsolidated entities	(160)	(1,034)
Other non-cash items	5,565	5,237
Distributions from unconsolidated entities	863	3,316
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(91,862)	(130,869)
Net cash provided by (used in) operating activities	47,785	(6,066)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(232,283)	(1,176)
Proceeds from sale of property, plant and equipment	909	2,569
Purchase of property, plant and equipment	(18,950)	(15,793)
Net cash used in investing activities	(250,324)	(14,400)
Cash flows - financing activities:
Proceeds from revolving credit facility	220,000	—
Repayments of long-term debt	(8,756)	(8,758)
Repayments of capital lease obligations	(816)	(1,330)
Dividends paid to stockholders	(9,734)	(10,054)
Repurchase of common stock	(34,074)	(21,148)
Proceeds from exercise of stock options	144	1,368
Payments to satisfy minimum tax withholding	(4,111)	(3,790)
Issuance of common stock under employee stock purchase plan	2,383	2,051
Payments for contingent consideration arrangements	—	(403)
Distributions to noncontrolling interests	(2,050)	(9,750)
Excess tax benefits from share-based compensation	—	1,038
Net cash provided by (used in) financing activities	162,986	(50,776)
Effect of exchange rate changes on cash and cash equivalents	(4,259)	35
Decrease in cash and cash equivalents	(43,812)	(71,207)
Cash and cash equivalents at beginning of year	486,831	432,056
Cash and cash equivalents at end of period	$443,019	$360,849

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2016	2015
Revenues from unrelated entities:
United States electrical construction and facilities services	$420,632	$346,202
United States mechanical construction and facilities services	629,895	554,003
United States building services	458,797	435,627
United States industrial services	333,508	225,168
Total United States operations	1,842,832	1,561,000
United Kingdom building services	90,584	91,585
Total worldwide operations	$1,933,416	$1,652,585

	For the six months ended June 30,
	2016	2015
Revenues from unrelated entities:
United States electrical construction and facilities services	$768,921	$665,196
United States mechanical construction and facilities services	1,241,785	1,065,029
United States building services	898,448	875,119
United States industrial services	591,012	457,893
Total United States operations	3,500,166	3,063,237
United Kingdom building services	178,220	178,535
Total worldwide operations	$3,678,386	$3,241,772

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2016	2015
Operating income (loss):
United States electrical construction and facilities services	$23,011	$25,277
United States mechanical construction and facilities services	38,180	32,364
United States building services	18,291	17,939
United States industrial services	33,148	17,415
Total United States operations	112,630	92,995
United Kingdom building services	3,258	2,834
Corporate administration	(22,958)	(17,693)
Restructuring expenses	(641)	(433)
Total worldwide operations	92,289	77,703
Other corporate items:
Interest expense	(3,118)	(2,208)
Interest income	192	182
Income from continuing operations before income taxes	$89,363	$75,677

	For the six months ended June 30,
	2016	2015
Operating income (loss):
United States electrical construction and facilities services	$39,718	$41,951
United States mechanical construction and facilities services	62,057	53,265
United States building services	32,193	38,917
United States industrial services	52,014	30,248
Total United States operations	185,982	164,381
United Kingdom building services	6,569	5,212
Corporate administration	(43,915)	(36,119)
Restructuring expenses	(732)	(441)
Total worldwide operations	147,904	133,033
Other corporate items:
Interest expense	(5,494)	(4,424)
Interest income	357	358
Income from continuing operations before income taxes	$142,767	$128,967

EMCOR GROUP, INC.
RECONCILIATION OF 2016 AND 2015 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2016 and 2015 second quarter June 30, 2016 and 2015 operating income.  The following table provides a reconciliation between 2016 and 2015 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
GAAP operating income	$92,289	$77,703	$147,904	$133,033
Transaction expenses related to the acquisition of Ardent	2,757	—	3,838	—
Non-GAAP operating income, excluding Ardent transaction expenses	$95,046	$77,703	$151,742	$133,033

EMCOR GROUP, INC.
RECONCILIATION OF 2016 AND 2015 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2016 and 2015 second quarter June 30, 2016 and 2015 net income from continuing operations attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2016 and 2015 net income from continuing operations attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
GAAP net income from continuing operations attributable to EMCOR Group, Inc. (1)	$56,477	$46,963	$90,906	$80,167
Transaction expenses related to the acquisition of Ardent (2)	1,672	—	2,328	—
Non-GAAP net income from continuing operations attributable to EMCOR Group, Inc., excluding Ardent transaction expenses	$58,149	$46,963	$93,234	$80,167

(1)  Amount is income from continuing operations less net loss attributable to noncontrolling interest.
(2)  Amount is net of tax effect of $1.1 million in the 2016 quarter and $1.5 million in the 2016 six-month period.

EMCOR GROUP, INC.
RECONCILIATION OF 2016 AND 2015 DILUTED EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2016 and 2015 second quarter June 30, 2016 and 2015 diluted earnings per common share from continuing operations.  The following table provides a reconciliation between 2016 and 2015 diluted earnings per common share based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
GAAP diluted earnings per common share from continuing operations	$0.92	$0.74	$1.48	$1.26
Transaction expenses related to the acquisition of Ardent (1)	0.03	—	0.04	—
Non-GAAP diluted earnings per common share from continuing operations, excluding Ardent transaction expenses	$0.95	$0.74	$1.52	$1.26

(1)  Amount is net of tax effect of $1.1 million in the 2016 quarter and $1.5 million in the 2016 six-month period.

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